News Release I For Immediate Release

FactSet Reports Results for First Quarter Fiscal 2026
◦Q1 GAAP revenues of $607.6 million, up 6.9% from Q1 2025.
◦Organic ASV was $2,389.6 million at November 30, 2025, up 5.9% year over year.
◦Q1 GAAP operating margin of 31.6%, down approximately 200 bps year over year.
◦Q1 adjusted operating margin of 36.2%, down 137 bps year over year.
◦Q1 GAAP diluted EPS of $4.06, up 4.4% from the prior year, and Q1 adjusted diluted EPS of $4.51, up 3.2% year over year.
◦FactSet's Board of Directors approved an increase to the existing share repurchase authorization from $400 million to $1 billion.

NORWALK, Conn., December 18, 2025 - FactSet (“FactSet” or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its first quarter fiscal 2026 ended November 30, 2025.
First Quarter Fiscal 2026 Highlights
•GAAP revenues increased 6.9%, or $38.9 million, to $607.6 million for the first quarter of fiscal 2026 compared with $568.7 million in the prior year period. Organic(1) revenues grew 6.0% year over year to $600.0 million during the first quarter of fiscal 2026. Growth in GAAP and organic revenues this quarter was driven by institutional buy-side and dealmakers clients.
•Annual Subscription Value ("ASV") was $2,411.1 million at November 30, 2025, compared with $2,265.9 million at November 30, 2024. Organic ASV was $2,389.6 million at November 30, 2025, up 5.9% or $132.9 million year over year(1).
•Organic ASV increased $6.6 million over the last three months. Please see the “ASV” section of this press release for details.
•GAAP operating margin decreased to 31.6% compared with 33.6% for the prior year period primarily due to higher amortization of intangible assets, employee compensation costs and technology-related expenses, partially offset by growth in revenues. Adjusted operating margin decreased to 36.2% compared with 37.6% in the prior year period, mainly due to higher technology and third-party content expenses.
•GAAP diluted earnings per share ("EPS") increased 4.4% to $4.06 compared with $3.89 for the same period in fiscal 2025, mainly driven by growth in revenues and a gain on sale of certain equity investments, partially offset by higher operating expenses. Adjusted diluted EPS increased 3.2% to $4.51 compared with $4.37 in the prior year period, driven by growth in revenues and a lower share count, offset by a higher tax rate.
•Net cash provided by operating activities was $121.3 million for the first quarter of fiscal 2026, an increase of 40.4% compared with the prior year period. Free cash flow increased to $90.4 million for the first quarter of fiscal 2026, compared with $60.5 million for the prior year period, an increase of 49.5%, primarily due to higher operating cash flows.
•GAAP effective tax rate for the first quarter of fiscal 2026 increased to 19.7% compared with 16.5% for the first quarter of fiscal 2025. The increase was primarily due to a stock-based compensation tax shortfall in the first quarter of fiscal 2026 compared to an excess tax benefit for the prior year period.

(1) References to "organic" figures in this press release exclude the current year impact of acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency.

“FactSet’s strong start to the year underscores the quality of our data and products and the strategic role our platform and analytical services play across the financial ecosystem,” said Sanoke Viswanathan, CEO of FactSet. “We see significant opportunity ahead and are executing with urgency to deliver tangible results, with three clear priorities: driving commercial excellence, increasing productivity, and advancing our long-term strategy."

News Release I For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	November 30,
(Results in thousands, except per share data)	2025	2024	Change
Revenues	$607,621	$568,667	6.9%
Organic revenues	$600,029	$566,017	6.0%
Operating income	$192,071	$191,335	0.4%
Adjusted operating income	$220,094	$213,750	3.0%
Operating margin	31.6%	33.6%
Adjusted operating margin	36.2%	37.6%
Net income	$152,580	$150,022	1.7%
Adjusted net income	$169,571	$168,132	0.9%
Adjusted EBITDA	$248,836	$229,856	8.3%
Diluted EPS	$4.06	$3.89	4.4%
Adjusted diluted EPS	$4.51	$4.37	3.2%
     * See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
“Our first quarter performance demonstrates the robustness of client demand and solid execution,” said Helen Shan, FactSet’s CFO. “We are investing thoughtfully in product and infrastructure to drive sustainable growth. At the same time, expanding our share repurchase authorization reinforces the conviction we have in our financial strength and the long-term value of our business.”
Annual Subscription Value (ASV)
ASV at any given point in time represents the forward-looking revenues for the next 12 months from all subscription services currently supplied to clients.
ASV was $2,411.1 million at November 30, 2025, compared with $2,265.9 million at November 30, 2024. Organic ASV was $2,389.6 million at November 30, 2025, up $132.9 million from the prior year, for a growth rate of 5.9%. Organic ASV increased $6.6 million over the last three months.
Segment Revenues and ASV
ASV from the Americas was $1,575.8 million compared with ASV in the prior year period of $1,464.5 million. Organic ASV from the Americas increased 6.4% to $1,556.5 million. Americas revenues for the quarter increased to $396.2 million compared with $367.2 million in the first quarter of last year. The Americas quarterly organic revenues growth rate was 6.5% over the prior year period.
ASV from EMEA was $591.0 million compared with ASV in the prior year period of $572.4 million. Organic ASV from EMEA increased 3.7% to $588.5 million. EMEA revenues were $149.5 million compared with $143.8 million in the first quarter of fiscal 2025. The EMEA quarterly organic revenues growth rate was 4.0% over the prior year period.
ASV from Asia Pacific was $244.3 million compared with ASV in the prior year period of $229.0 million. Organic ASV from Asia Pacific increased 8.4% to $244.6 million. Asia Pacific revenues were $61.9 million compared with $57.7 million in the first quarter of fiscal 2025. The Asia Pacific quarterly organic revenues growth rate was 8.3% over the prior year period.
Operational Highlights – First Quarter Fiscal 2026
•Client count as of November 30, 2025 was 9,003, a net increase of 7 clients in the past three months, driven by corporate and wealth management clients. The count includes clients with ASV of $10,000 and more.
•User count was 239,863 as of November 30, 2025, a net increase of 2,539 users in the past three months, driven by an increase in wealth management and institutional asset management users.
•Annual ASV retention was greater than 95% as of November 30, 2025. When expressed as a percentage of clients, annual retention was 91% as of November 30, 2025.

News Release I For Immediate Release

•Employee headcount was 12,886 as of November 30, 2025, up 2.5% over the last 12 months, with the increase primarily in the sales and technology groups. FactSet's centers of excellence account for approximately 68% of the Company's employees.
•A quarterly dividend of $41.0 million, or $1.10 per share, was paid on December 18, 2025, to holders of record of FactSet’s common stock at the close of business on November 28, 2025.
•FactSet and TD Wealth announced the launch of a multi-year strategic relationship, leveraging FactSet content feeds and APIs to support its retail client portals in Canada.
•FactSet launched IntelligentCross JumpStart within Portware EMS in collaboration with Jefferies, providing clients with direct access to leading alternative trading system (ATS) liquidity through an integrated execution workflow.
•FactSet was recognized by TIME and U.S. News as one of America’s Best Mid-Size Companies and Best Companies to Work For, reflecting the strength of our culture and talent.
•After the quarter:
◦FactSet announced availability of the industry's first native, production-grade model context protocol (MCP) server that allows models to interact directly with FactSet's curated financial datasets, without intermediaries or custom integrations.
◦FactSet announced it was selected by Amazon to make its trusted market intelligence accessible through Amazon Quick Research.
◦FactSet announced its partnership with Arcesium to deliver a unified investment management offering designed to seamlessly integrate front, middle and back office asset management workflows across public, private and alternative markets.
Share Repurchase Program
FactSet repurchased 478,100 shares of its common stock for $139.9 million at an average price of $292.61 during the first quarter of fiscal 2026 under the Company’s existing share repurchase program. As of November 30, 2025, $260.1 million remained available for share repurchases under this program. On December 16, 2025, the Company's Board of Directors approved an additional $600 million in share repurchase authority, which is available immediately.

Annual Business Outlook
FactSet reaffirms its outlook for fiscal 2026, originally provided on September 18, 2025. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.

Fiscal 2026 Expectations
•Organic ASV is expected to grow in the range of $100 million to $150 million during fiscal 2026.
•GAAP revenues are expected to be in the range of $2,423 million to $2,448 million.
•GAAP operating margin is expected to be in the range of 29.5% to 31.0%.
•Adjusted operating margin is expected to be in the range of 34.0% to 35.5%.
•FactSet's annual effective tax rate is expected to be in the range of 18.0% to 19.0%.
•GAAP diluted EPS is expected to be in the range of $14.55 to $15.25.
•Adjusted diluted EPS is expected to be in the range of $16.90 to $17.60.
Adjusted operating margin and adjusted diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2026. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.

News Release I For Immediate Release

Conference Call
First Quarter 2026 Conference Call Details

Date:            Thursday, December 18, 2025
Time:            9:00 a.m. Eastern Time
Participant Registration:    FactSet Q1 2026 Earnings Call Registration

Please register for the conference call using the above link in advance of the call start time. Upon registration, you will receive dial-in information and a unique access PIN. The earnings presentation will be available on FactSet’s Investor Relations website at 8:30 a.m. Eastern Time on December 18, 2025, 30 minutes before the earnings call begins.

A replay will be available on the Investor Relations website after 1:00 p.m. Eastern Time on December 18, 2025, and will remain accessible through December 18, 2026. A transcript of the earnings call will be available via FactSet CallStreet.
Forward-looking Statements
This press release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about future events, trends, contingencies, and circumstances, industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures or investments, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "intends," "projects," "indicates," "predicts," "potential," or "continue," the negative of those terms, and similar expressions. Forward-looking statements are not guarantees of future performance, outcomes, events, or actions and involve a number of known and unknown risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, including Item 1A, Risk Factors, and quarterly reports on Form 10-Q, as well as others, could cause results, performance, achievements, or activities to differ materially from those expressed or implied by the forward-looking statements. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. FactSet assumes no duty to and does not undertake to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Future results could differ materially from historical performance.
About Non-GAAP Financial Measures
The Company reports its financial results in accordance with U.S. GAAP. The Company also refers to and presents certain additional non-GAAP financial measures. These measures include: organic revenues, adjusted operating margin, adjusted operating income, adjusted net income, EBITDA, adjusted EBITDA, adjusted diluted EPS, and free cash flow. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP at the back of this release.

FactSet uses these non-GAAP financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these non-GAAP financial measures provide useful supplemental information to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these non-GAAP financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods, and such measures may also facilitate comparisons to historical performance. The Company believes that organic revenues, adjusted operating margin, adjusted operating income, adjusted net income, EBITDA, adjusted EBITDA, and adjusted diluted EPS help to fully reflect the underlying economic performance of FactSet. The Company believes that free cash flow is useful to investors because it is an indication of cash flow that may be available to fund investments in future growth initiatives. The presentation of this non-GAAP financial information should not be considered in isolation from, or as a substitute for, the financial information prepared and presented in accordance with GAAP. We are not able to provide reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted without unreasonable effort.

News Release I For Immediate Release

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) supercharges financial intelligence, offering enterprise data and information solutions that power our clients to maximize their potential. Our cutting-edge digital platform seamlessly integrates proprietary financial data, client datasets, third-party sources, and flexible technology to deliver tailored solutions across the buy-side, sell-side, wealth management, private equity, and corporate sectors. With over 47 years of expertise, offices in 19 countries, and extensive multi-asset class coverage, we leverage advanced data connectivity alongside AI and next-generation tools to streamline workflows, drive productivity, and enable smarter, faster decision-making. Serving more than 9,000 global clients and over 239,000 individual users, FactSet is a member of the S&P 500 dedicated to innovation and long-term client success. Learn more at www.factset.com and follow us on X and LinkedIn.

Investor Relations:
Kevin Toomey
+1.212.209.5259
Kevin.Toomey@factset.com

Media Relations:
Kelsey Goldsmith
+1.207.712.9726
Kelsey.Goldsmith@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended
	November 30,
(In thousands, except per share data)	2025	2024
Revenues	$607,621	$568,667
Operating expenses
Cost of services	287,916	258,779
Selling, general and administrative	127,634	118,553
Total operating expenses	415,550	377,332

Operating income	192,071	191,335

Other income (expense), net
Interest income	1,089	2,701
Interest expense	(13,385)	(14,400)
Other income (expense), net	10,338	103
Total other income (expense), net	(1,958)	(11,596)

Income before income taxes	190,113	179,739

Provision for income taxes	37,533	29,717
Net income	$152,580	$150,022

Basic earnings per common share	$4.08	$3.95
Diluted earnings per common share	$4.06	$3.89

Basic weighted average common shares	37,409	38,005
Diluted weighted average common shares	37,615	38,517

Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	November 30, 2025	August 31, 2025
ASSETS
Cash and cash equivalents	$275,448	$337,651
Investments	17,233	17,445
Accounts receivable, net of reserves of $13,308 at November 30, 2025 and $13,789 at August 31, 2025	289,000	270,684
Prepaid taxes	26,040	33,600
Prepaid expenses and other current assets	100,851	70,379
Total current assets	708,572	729,759

Property, equipment and leasehold improvements, net	84,964	85,203
Goodwill	1,279,593	1,284,708
Intangible assets, net	1,899,838	1,916,102
Deferred tax assets	59,533	61,226
Lease right-of-use assets, net	125,603	121,776
Other assets	62,681	105,498
TOTAL ASSETS	$4,220,784	$4,304,272

LIABILITIES
Accounts payable and accrued expenses	$149,277	$135,262
Current lease liabilities	32,609	33,145
Accrued compensation	59,627	130,596
Deferred revenues	162,586	167,852
Current taxes payable	13,704	13,041
Dividends payable	40,969	41,410
Total current liabilities	458,772	521,306

Long-term debt	1,368,738	1,368,260
Deferred tax liabilities	15,125	14,902
Deferred revenues, non-current	45	624
Taxes payable	44,513	45,095
Long-term lease liabilities	158,687	157,104
Other liabilities	7,020	10,568
TOTAL LIABILITIES	$2,052,900	$2,117,859

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$2,167,884	$2,186,413

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,220,784	$4,304,272

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended
	November 30,
(In thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$152,580	$150,022
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	44,148	35,717
Amortization of lease right-of-use assets	7,997	7,572
Stock-based compensation expense	18,457	13,592
Deferred income taxes	3,039	21,943
Other, net	(5,894)	890
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable	(19,232)	(23,377)
Prepaid expenses and other assets	(23,113)	(5,697)
Accounts payable and accrued expenses	22,225	(38,793)
Accrued compensation	(70,313)	(40,663)
Deferred revenues	(5,793)	(7,269)
Taxes payable, net of prepaid taxes	7,712	(17,806)
Lease liabilities, net	(10,529)	(9,759)
Net cash provided by operating activities	121,284	86,372

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(30,847)	(25,874)
Acquisition of businesses, net of cash and cash equivalents acquired	—	(115,199)
Purchases of investments	(875)	(3,987)
Proceeds from maturity or sale of investments	36,050	—
Net cash provided by (used in) investing activities	4,328	(145,060)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	—	55,000
Repayments of debt	—	(62,500)
Dividend payments	(41,411)	(39,246)
Proceeds from employee stock plans	8,545	38,850
Repurchases of common stock	(139,899)	(48,790)
Deferred acquisition consideration	(12,052)	—
Other financing activities	(5,695)	(13,385)
Net cash provided by (used in) financing activities	(190,512)	(70,071)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,273)	(5,052)
Net increase (decrease) in cash, cash equivalents and restricted cash	(67,173)	(133,811)
Cash, cash equivalents and restricted cash at beginning of period	351,695	422,979
Cash, cash equivalents and restricted cash at end of period	$284,522	$289,168

Reconciliation of total cash, cash equivalents and restricted cash:
Cash and cash equivalents	$275,448	$289,168
Restricted cash included in Prepaid expenses and other current assets	5,139	—
Restricted cash included in Other assets	3,935	—
Total cash, cash equivalents and restricted cash	$284,522	$289,168
Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Organic Revenues
Organic revenues exclude the current year impact of revenues from acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency. The table below provides a reconciliation of revenues to organic revenues:

(Unaudited)	Three Months Ended
	November 30,
(In thousands)	2025	2024	Change
Revenues	$607,621	$568,667	6.9%
Acquisition revenues	(6,674)	—
Disposition revenues	—	(2,650)
Currency impact	(918)	—
Organic revenues	$600,029	$566,017	6.0%

News Release I For Immediate Release

Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA, adjusted EBITDA, and adjusted diluted EPS.
Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude acquisition-related intangible asset amortization and non-recurring items. EBITDA represents earnings before interest expense, provision for income taxes and depreciation and amortization expense, while adjusted EBITDA further excludes non-recurring non-cash expenses.

	Three Months Ended
	November 30,
(in thousands, except per share data)	2025	2024	% Change
Operating income	$192,071	$191,335	0.4%
Intangible asset amortization	19,170	16,581
CEO compensation and executive search costs	6,690	—
Business dispositions, acquisitions and related costs	2,663	3,753
Restructuring/severance	(500)	(317)
Sales tax dispute(1)	—	2,398
Adjusted operating income	$220,094	$213,750	3.0%
Operating margin	31.6%	33.6%
Adjusted operating margin(2)	36.2%	37.6%
Net income	$152,580	$150,022	1.7%
Intangible asset amortization	15,404	12,397
CEO compensation and executive search costs	5,376	—
Business dispositions, acquisitions and related costs	2,140	2,806
Gain on sale of investments	(5,226)	—
Restructuring/severance	(402)	(237)
Non-operating income from business disposition	(301)	—
Sales tax dispute(1)	—	1,793
Income tax items	—	1,351
Adjusted net income(3)	$169,571	$168,132	0.9%
Net income	152,580	150,022	1.7%
Interest expense	13,385	14,400
Income taxes	37,533	29,717
Depreciation and amortization expense	44,148	35,717
EBITDA	$247,646	$229,856	7.7%
Non-recurring non-cash expenses	1,190	—
Adjusted EBITDA	$248,836	$229,856	8.3%
Diluted EPS	$4.06	$3.89	4.4%
Intangible asset amortization	0.41	0.32
CEO compensation and executive search costs	0.14	—
Business dispositions, acquisitions and related costs	0.06	0.08
Gain on sale of investments	(0.14)	—
Restructuring/severance	(0.01)	(0.01)
Non-operating income from business disposition	(0.01)	—
Sales tax dispute(1)	—	0.05
Income tax items	—	0.04
Adjusted diluted EPS(3)	$4.51	$4.37	3.2%
Weighted average common shares (diluted)	37,615	38,517

News Release I For Immediate Release

(1)Sales tax dispute relates to a resolved matter with the Massachusetts Department of Revenue.
(2)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.
(3)For purposes of calculating Adjusted net income and Adjusted diluted EPS, all adjustments for the three months ended November 30, 2025 and November 30, 2024 were taxed at an adjusted tax rate of 19.6% and 25.2%, respectively.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2026 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,423	$2,448
Operating income	$750	$720
Operating margin	31.0%	29.5%

Intangible asset amortization	75	75
CEO compensation	25	25
Discrete items	10	12
Adjusted operating income	$860	$832
Adjusted operating margin(a)	35.5%	34.0%

Net income	$577	$550
Intangible asset amortization	60	60
CEO compensation	20	20
Discrete items	8	10
Adjusted net income	$665	$640

Diluted earnings per common share	$15.25	$14.55
Intangible asset amortization	1.59	1.59
CEO compensation	0.53	0.53
Discrete items	0.23	0.23
Adjusted diluted earnings per common share	$17.60	$16.90
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

Free Cash Flow
Cash flows provided by operating activities have been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow.

(Unaudited)	Three Months Ended
	November 30,
(In thousands)	2025	2024	Change
Net Cash Provided for Operating Activities	$121,284	$86,372	40.4%
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(30,847)	(25,874)
Free Cash Flow	$90,437	$60,498	49.5%

News Release I For Immediate Release

The following table presents the calculation of organic ASV.

(In millions)	As of November 30, 2025
As reported ASV	$2,411.1
Impact from foreign currency movements	2.4
Acquisition ASV(a)	(23.9)
Organic ASV	$2,389.6
Organic ASV annual growth rate(b)	5.9%
(a)ASV from acquisitions completed within the last 12 months.
(b)For comparability purposes, in calculating the organic ASV annual growth rate, the prior year excludes ASV from dispositions completed in the last 12 months.